Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the (i) Registration Statement (Form S-8 No. 333-126420), as amended, pertaining to the Xerium Technologies, Inc. 2005 Equity Incentive Plan, (ii) the Registration Statement (Form S-8 No. 333-155340), as amended, pertaining to the Xerium Technologies, Inc. 2005 Equity Incentive Plan, and (iii) the Registration Statement (Forms S-8 No. 333-167195 and 333-179451) pertaining to the Xerium Technologies, Inc. 2010 Equity Incentive Plan of our reports dated March 11, 2013, with respect to the consolidated financial statements and schedule of Xerium Technologies, Inc., and the effectiveness of internal control over financial reporting of Xerium Technologies Inc., in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Raleigh, North Carolina
March 11, 2013